Land Use Rights Purchase Agreement

Party A: Bazhou Deli Solar Energy Heating Co. Ltd.
Party B: Governance Commission of Beijiahe Village Chaheji County Bazhou City

Party A intends to purchase the land use rights to part of the land from Party B to increase its enterprise scale and production and developing new products. After the actual inspection and measurement of the land, the parties reach the agreement and will perform under such an agreement:

1. The land is located western to Xihuan Road, northern to the National Road #112 at Bazhou City. It is 210 meters long from the south to the north and 293 meters long from the east to the west, totaling 61,530 square meters, equaling 92.29 mu.

2. The term of the land use rights purchase shall be fifty years (from March 17, 2006 to March 17, 2056.) After the expiration of the term, the disposal of the land use rights shall be subject to the relevant national policy.

3. Purchase Price, Payment Method and Base: RMB80,000 per mu, totaling RMB7,383,700.

      a. After the execution of this Agreement, Party A shall pay RMB2,383,800. Party B shall be responsible for its allocation after receipt.
      b.    Party A shall pay the remaining RMB5,000,000 by March 30, 2006.
      c.    The Agreement shall be effective upon the payment of the full price.

4. After the Agreement takes into effectiveness, during the term of the Agreement, Party B shall resolve any disputes that may arise from its villagers on the subject matter. Party A shall bear no relationship to any such disputes. Party B and its villagers shall not interfere to Party A and its working process by any excuses. Party B shall compensate Party A's damages arising from its breach of the Agreement.

5. After the execution of the Agreement, no objection or amendment can be made due to the change of Party B's composition. Party B shall not raise any additional requirement based on the fluctuation of the market price of land.

6. Both parties shall be bound by the Agreement except for the situation of force majeure. Party B shall give five times of the total invested value of Party A as compensation on the Agreement if it breaches the Agreement.

7. Party B shall assist Party A to process relevant procedure. Party A shall assume the fees payable to the land administrative bureau under state regulations. Party A has the right of first refusal to the land use rights to the land adjacent to the land under the Agreement. Party B shall inform Party A and obtain its consent if it leases the land adjacent to the land under the Agreement.

8. The Agreement shall be in three copies, Party A holds two and Party B holds one. Each has equal effect.

Party A: Bazhou Deli Solar Energy         Party B: Governance Commission of
Heating Co. Ltd. (with the corporate      Beijiahe Village Chaheji County Bazhou
seal affixed to)                          City (governance commission seal
                                          affixed to)

Legal Representative: Deli Du            Commission Secretary: Zemin Du
                                         Commission Chief: Zhangji He
Date: March 16, 2006                     March 16, 2006